Sub-Item 77I

The sections entitled “Description of AMPS” and “The Auction” in the Registrant’s prospectus relating to the Registrant’s auction market preferred shares of beneficial interest (the “Preferred Share Prospectus”) are hereby incorporated by reference. The Preferred Share Prospectus was filed electronically with the Securities and Exchange Commission pursuant to Rule 497(h) under the Securities Act of 1933, as amended, via EDGAR on November 13, 2003 (Accession No. 0000950137-03-005992).